SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*



                        Desc, S.A. de C.V. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Series C common stock ("Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  250309101(1)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                November 3, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.



     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on the following pages)
                                  (Page 1 of 1)

-----------
1   CUSIP number is for the ADSs only. No CUSIP number exists for the underlying
Shares, as the Shares are not traded in the United States.

CUSIP No.  250309101                  13D


1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Helu

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           71,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  71,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      IN


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Domit

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           71,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  71,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      IN


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Marco Antonio Slim Domit

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           71,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  71,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      IN


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Patrick Slim Domit

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           71,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  71,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      IN


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Maria Soumaya Slim Domit

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           71,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  71,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      IN


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Vanessa Paola Slim Domit

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           71,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  71,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      IN


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Johanna Monique Slim Domit

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           71,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  71,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      IN


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Carso Global Telecom, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           0 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  0 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      HC


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Grupo Financiero Inbursa, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      00  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           66,500,910 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  66,500,910 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      66,500,910 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      24.2% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      HC


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Telefonos de Mexico, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF  (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           0 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  0 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |X|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      CO


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Trust No. F/0008

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

                                  45,785,035 (See Items 5(a) and 5(b))

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON       9   SOLE DISPOSITIVE POWER
          WITH
                                  45,785,035 (See Items 5(a) and 5(d))

                              10  SHARED DISPOSITIVE POWER

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      45,785,035 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.6% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      EP


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Trust No. F/0395

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

                                  442,000 Shares (See Items 5(a) and 5(b))

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON       9   SOLE DISPOSITIVE POWER
          WITH
                                  442,000 Shares (See Items 5(a) and 5(d))

                              10  SHARED DISPOSITIVE POWER

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      442,000 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      EP


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Carso, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      AF (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           5,000,000 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  5,000,000 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,000,000 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.8% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      HC


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  250309101                  13D

1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Orient Star Holdings LLC

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                (b) |_|

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      OO (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                   |_|

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                              7   SOLE VOTING POWER

    NUMBER OF SHARES          8   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON           5,000,000 Shares (See Items 5(a) and 5(b))
          WITH
                              9   SOLE DISPOSITIVE POWER

                              10  SHARED DISPOSITIVE POWER

                                  5,000,000 Shares (See Items 5(a) and 5(d))

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,000,000 Shares (See Item 5(a))

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.8% Shares (See Item 5(a))

14    TYPE OF REPORTING PERSON*

      OO


                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.   Security and Issuer.

          This statement relates to the Series C common stock ("Shares") of Desc, S.A. de C.V. (the "Issuer").

          The address of the principal executive offices of the Issuer is Paseo de los Tamarindos 400-B, Bosques de las Lomas, D.F. 05120 Mexico City, Mexico.

Item 2.   Identity and Background.

          This Statement is filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended, by the persons listed below (the "Reporting Persons").

          (1) Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"), each of whom is a Mexican citizen, beneficially own, directly and indirectly, (A) a majority of the outstanding voting equity securities of Carso Global Telecom, S.A. de C.V. ("CGT") and Grupo Financiero Inbursa, S.A. de C.V. ("GFI"), and (B) all of the issued and outstanding voting securities of Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria"), the sole member of Orient Star Holdings LLC ("Orient Star"). CGT, through its direct ownership of A shares and AA shares of Telefonos de Mexico, S.A. de C.V. ("Telmex") and its power to vote, pursuant to a written agreement, certain AA shares of Telmex owned by SBC International, Inc., may be deemed to control Telmex. As a result, each member of the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by these entities.

          (2) CGT is a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"). CGT is a holding company whose principal asset consists of A shares and AA shares of Telmex.

          (3) GFI is a sociedad anonima de capital variable organized under the laws of Mexico. GFI is a financial services holding company. GFI owns all of the outstanding voting equity securities of several financial institutions organized in Mexico, including a broker-dealer, a bank, an insurance company and a surety bonding company. Shares reported as beneficially owned by GFI include Shares owned by subsidiaries of GFI.

          (4) Telmex is a sociedad anonima de capital variable organized under the laws of Mexico. Telmex owns and operates the largest telecommunications system in Mexico; it is the only nationwide provider of fixed-line telephony services and the leading provider of fixed local and long distance telephone services as well as Internet access in Mexico.

          (5) Trust No. F/0008 (the "Telmex Trust") is a trust organized under the laws of Mexico as the pension plan for Telmex employees. Banco Inbursa S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is the trustee of the Telmex Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of Telmex, makes investment decisions for the Telmex Trust. Thus, the Telmex Trust may be deemed to be controlled by Telmex, and Telmex may be deemed to share beneficial ownership of all Shares beneficially owned by the Telmex Trust. Telmex and the other Reporting Persons expressly disclaim such beneficial ownership.

          (6) Trust No. F/0395 (the "Telnor Trust") is a trust organized under the laws of Mexico as the pension plan for employees of Telefonos del Noroeste, S.A. de C.V. ("Telnor"). Telnor is a wholly-owned subsidiary of Telmex. Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is the trustee of the Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of Telmex and Telnor, makes investment decisions for the Telnor Trust. Thus, the Telnor Trust may be deemed to be controlled by Telmex, and Telmex may be deemed to share beneficial ownership of all Shares beneficially owned by the Telnor Trust. Telmex and the other Reporting Persons expressly disclaim such beneficial ownership.

          (7) Inmobiliaria is a sociedad anonima de capital variable organized under the laws of Mexico with interests in the real estate industry, and is the sole member of Orient Star.

          (8) Orient Star is a Delaware limited liability company with portfolio investments in various companies.

          The names, addresses, occupations and citizenship of the Slim Family and the executive officers and directors of each of CGT, GFI, Telmex, the Trust, Inmobiliaria and Orient Star are set forth in Schedule I attached hereto. None of the Reporting Persons nor, to the best of their knowledge, any of the directors or executive officers listed in Schedule I has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.

          The aggregate amount of funds utilized to purchase the Shares beneficially owned by the Reporting Persons was U.S.$93,254,952 (Ps. 1,041,657,810 converted to dollars at an exchange rate of Ps. 11.1600 per U.S. dollar). The funds used to purchase Shares were obtained from investment funds of the Reporting Persons directly owning Shares. All purchases of Shares by the Reporting Persons were effected on the Bolsa Mexicana de Valores, S.A. de C.V. (the "Mexican Stock Exchange").

Item 4.   Purpose of Transaction.

          All of the Shares beneficially owned by the Reporting Persons were acquired for investment purposes. The Shares were acquired over several years beginning in 1999.

          As of the date of this filing, no agreements, contracts, arrangements or understandings exist regarding any acquisition of Shares by the Reporting Persons or any other possible transaction involving the Issuer and the Reporting Persons.

          Except as disclosed in this Item 4, the Reporting Persons have no plans or proposals which relate to or would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule. The Reporting Persons may in the future acquire additional Shares or other securities of the Issuer from the Issuer, in the open market, in privately-negotiated purchases or otherwise and may also, depending on then-current circumstances, dispose of all or a portion of the Shares owned by them in one or more transactions and may consider and explore one or more corporate transactions involving the Issuer. The Reporting Persons reserve the right to formulate plans or proposals regarding the Issuer or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule, to the extent deemed advisable by the Reporting Persons.

Item 5.   Interest in Securities of the Issuer.

          (a) The Reporting Persons have the following direct interests in
Shares:


                                                      Shares(1)
                                                      ---------
                                               Number          % of Class
                                               ------          ----------
GFI................................          66,500,910          24.2%
Telmex Trust.......................          45,785,035          16.6
Telnor Trust.......................             442,000           0.2
Orient Star........................           5,000,000           1.8

(1)  Based upon 275,341,610 Shares outstanding as of September 30, 2003.

          (b) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Telmex, GFI, Inmobiliaria Carso and Orient Star, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any Shares owned by such persons or by any entities controlled by such persons (including the Telmex Trust and the Telnor Trust). Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the Shares owned by the Reporting Persons.

          (c) All transactions in Shares effected by the Reporting Persons during the period beginning 60 days prior to the event which requires the filing of this statement and ending on the date of this filing are listed in Schedule II hereto.

          (d) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Telmex, GFI, Inmobiliaria Carso and Orient Star, the Slim Family may be deemed to have the right to receive, or the power to direct the receipt of dividends from, or the proceeds of the sale of, any Shares owned by such persons or by any entities controlled by such persons (including the Telmex Trust and the Telnor Trust). Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, Shares owned by the Reporting Persons.

          (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

          There are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to Shares.

Item 7.   Material to be Filed as Exhibits

          Exhibit No.       Description
          -----------       -----------

          1                 Powers of Attorney
          2                 Joint Filing Agreement

                                    SIGNATURE

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Carlos Slim Helu

         ----------------------------------------

         Carlos Slim Domit                          By: /s/ Eduardo Valdes Acra
                                                        -----------------------
         ----------------------------------------       Eduardo Valdes Acra
                                                        Attorney-in-Fact
         Marco Antonio Slim Domit                       December 16, 2003

         ----------------------------------------

         Patrick Slim Domit

         ----------------------------------------

         Maria Soumaya Slim Domit

         ----------------------------------------

         Vanessa Paola Slim Domit

         ----------------------------------------

         Johanna Monique Slim Domit

         ----------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.


         ----------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.


         ----------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.


         ----------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION
         DE BANCA MULTIPLE, GRUPO
         FINANCIERO INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE OF TRUST
         NO. F/0008


         ----------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION
         DE BANCA MULTIPLE, GRUPO
         FINANCIERO INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE OF TRUST
         NO. F/0395


         ----------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         INMOBILIARIA CARSO S.A. DE C.V.


         ----------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC


         ----------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE I

           All of the individuals listed below are citizens of Mexico.

                                 THE SLIM FAMILY
             Paseo de las Palmas 750, Colonia Lomas de Chapultepec,
                           11000 Mexico D.F., Mexico


Name                              Principal Occupation
----                              --------------------

Carlos Slim Helu                  Chairman of the Board of Telefonos de Mexico, S.A. de C.V., America Movil,
                                  S.A. de C.V. and Carso Global Telecom, S.A. de C.V.

Carlos Slim Domit                 Chairman of Grupo Carso, S.A. de C.V. and President of Grupo Sanborns, S.A.
                                  de C.V.

Marco Antonio Slim Domit          Chairman of Grupo Financiero Inbursa, S.A. de C.V.

Patrick Slim Domit                Vice President of Commercial Markets of Telefonos de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit          President of Museo Soumaya

Vanessa Paola Slim Domit          Private Investor

Johanna Monique Slim Domit        Private Investor


                       CARSO GLOBAL TELECOM, S.A. de C.V.
    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico



Name and Position                                               Principal Occupation
-----------------                                               --------------------

Directors

Carlos Slim Helu (Director and Chairman of the Board)           Chairman of the Board of Telefonos de Mexico and
                                                                Carso Global Telecom

Jaime Chico Pardo (Director and Vice Chairman of the Board)     President of Telefonos de Mexico

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico

Humberto Gutierrez Olvera Zubizaretta (Director)                President of Grupo Carso

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico

Carlos Slim Domit (Director)                                    Chairman of Grupo Carso and President of Sanborns


Executive Officers

Armando Ibanez (Chief Financial Officer)                        Chief Financial Officer of Carso Global Telecom


                     GRUPO FINANCIERO INBURSA, S.A. de C.V.
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico


Name and Position                            Principal Occupation
-----------------                            --------------------

Directors

Carlos Slim Helu (Chairman Emeritus)         Chairman of the Board of Telefonos de Mexico, S.A.
                                             de C.V., America Movil, S.A. de C.V. and Carso
                                             Global Telecom, S.A. de C.V.

Marco Antonio Slim Domit                     Chairman of Grupo Financiero Inbursa, S.A. de C.V.
(Chairman of the Board)

Eduardo Valdes Acra                          Chief Executive Officer of Inversora Bursatil, S.A.
(Vice-Chairman of the Board)                 de C.V.

Agustin Franco Macias (Director)             Chairman of Infra, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)       Chairman of the Board of Kimberly Clark de Mexico,
                                             S.A. de C.V.

Jose Kuri Harfush (Director)                 President of Productos Dorel S.A. de C.V.

Juan Antonio Perez Simon (Director)          Vice-Chairman of Telefonos de Mexico, S.A. de C.V.

David Ibarra Munoz (Director)                Independent Economist


Executive Officers

Marco Antonio Slim Domit (President)         President of Grupo Financiero Inbursa, S.A. de C.V.


                        TELEFONOS DE MEXICO, S.A. DE C.V.
         Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F., Mexico


Name and Position                                               Principal Occupation
-----------------                                               --------------------

Directors

Carlos Slim Helu (Chairman)                                     Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., America Movil, S.A. de C.V. and Carso
                                                                Global Telecom, S.A. de C.V.

Carlos Slim Domit (Co-Chairman)                                 Chairman of the Board of Grupo Carso, S.A. de C.V.,
                                                                Grupo Sanborns, S.A. de C.V.; Member of the Board of
                                                                Carso Global Telecom, S.A. de C.V. and America
                                                                Telecom, S.A. de C.V.

Jaime Chico Pardo (Vice Chairman; Member of the Executive       Chief Executive Officer of Telefonos De Mexico, S.A.
Committee)                                                      DE C.V.

Emilio Azcarraga Jean (Director)                                President of Grupo Televisa, S.A. de C.V.

Antonio Cosio Arino (Director; Alternate Member of the          General manager of Cia Industrial de Tepeji del Rio,
Executive Committee)                                            S.A. de C.V.

Amparo Espinosa Rugarcia (Director)                             President of the Center for Women's Studies in
                                                                Mexico City

Elmer Franco Macias (Director)                                  President and Director of Grupo Infra, S.A. de C.V.

Angel Losada Moreno (Director)                                  Chief Executive Officer of Grupo Gigante, S.A. de
                                                                C.V.

Romulo O'Farrill Jr. (Director)                                 Chairman and General Manager of Novedades Editores,
                                                                S.A. de C.V.

Juan Antonio Perez Simon (Vice Chairman; Member of the          Chairman of the Board of Directors and Member of the
Executive Committee)                                            Executive Committee of Sanborns Hermanos, S.A., and
                                                                member of the board of directors of America Telecom

Fernando Senderos Mestre (Director)                             Chairman of the Board and Chief Executive Officer of
                                                                Desc, S.A. de C.V.

Marco Antonio Slim Domit (Director; Alternate Member of the     President and Director of Grupo Financiero Inbursa,
Executive Committee)                                            S.A. de C.V.

James W. Callaway (Director)                                    Group president of SBC Communications, Inc.,
                                                                International Operations

Mark E. Royse (Director; Member of the Executive Committee)     President of SBC International Management Services,
                                                                Inc.

Janet M. Duncan (Director; Alternate Member of the Executive    Director of Finance, SBC International Management
Committee)                                                      Services, Inc.

Rafael Kalach Mizrahi (Director)                                Chairman and chief executive officer of Grupo
                                                                Kaltex, S.A. de C.V.

Ricardo Martin Bringas (Director)                               Chief executive officer of Organizacion Soriana,
                                                                S.A. de C.V.


Executive Officers

Jaime Chico Pardo                                               Chief Executive Officer

Adolfo Cerezo Perez                                             Chief Financial Officer


                                TRUST NO. F/0008
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico


Name and Position           Principal Occupation
-----------------           --------------------

Technical Committee

Adolfo Cerezo Perez         Chief Financial Officer, Telefonos de Mexico, S.A.
                            de C.V.

Jose Manuel Camacho         Deputy Director, Treasury

Eduardo Rosendo Girard      Deputy Director, Corporate Comptroller

                                TRUST NO. F/0395
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico


Name and Position                 Principal Occupation
-----------------                 --------------------

Technical Committee

Adolfo Cerezo Perez               Chief Financial Officer of Telefonos de Mexico

Aurelio Ramirez Valenzuela        Treasurer of Telefonos del Noroeste

Carmelo Estrada Sobrino           Comptroller of Telefonos del Noroeste

                        INMOBILIARIA CARSO, S.A. DE C.V.
   Insurgentes Sur #3500, PB-4, Colonia Pena Pobre, 14060 Mexico D.F., Mexico


Name and Position                 Principal Occupation
-----------------                 --------------------

Directors

Carlos Slim Helu (Chairman)       Chairman of the Board of Telefonos de Mexico,
                                  S.A. de C.V., America Movil, S.A. de C.V. and
                                  Carso Global Telecom, S.A. de C.V.

Marco Antonio Slim Domit          Chairman of Grupo Financiero Inbursa, S.A. de
                                  C.V.

Patrick Slim Domit                Vice President of Commercial Markets of
                                  Telefonos de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit          President of Museo Soumaya

Vanessa Paola Slim Domit          Private Investor

Johanna Monique Slim Domit        Private Investor

Carlos Slim Domit                 Chairman of Grupo Carso and President of
                                  Sanborns

                            ORIENT STAR HOLDINGS LLC
            1330 Post Oak Blvd Suite 2140, Houston Texas, 77056, USA


Name and Position                 Principal Occupation
-----------------                 --------------------

James M. Nakfoor (Manager)        Investment Manager, Orient Star Holdings LLC

                                   SCHEDULE II

          For the period beginning 60 days prior to the event which requires the filing of this statement, the Reporting Persons set forth below effected the following transactions in Shares on the Mexican Stock Exchange. The prices below reflect the average consideration received (in Mexican Pesos) per Share on the relevant trade date.

                                                                                           Price per Share
                        Type of                                                                  (in
Reporting Person      Transaction              Trade Date                Number of Shares  Mexican Pesos)
----------------      -----------              ----------                ----------------  --------------
GFI                     Purchase             October 21, 1999                   5,000          6.90
GFI                     Purchase             October 21, 1999                 200,000          6.90
GFI                     Purchase             October 21, 1999                  95,000          6.86
GFI                     Purchase             October 21, 1999                 167,000          6.80
GFI                     Purchase             October 21, 1999                   8,000          6.80
GFI                     Purchase             October 21, 1999                   5,000          6.86
GFI                     Purchase             October 21, 1999                 170,000          6.84
GFI                     Purchase             October 21, 1999                  25,000          6.80
GFI                     Purchase             October 26, 1999                   7,000          6.90
GFI                     Purchase             October 26, 1999                 200,000          6.90
GFI                     Purchase             October 26, 1999                 200,000          6.94
GFI                     Purchase             October 26, 1999                  97,000          6.94
GFI                     Purchase             October 26, 1999                 203,000          6.94
GFI                     Purchase             October 26, 1999               1,293,000          6.92
GFI                     Purchase             October 26, 1999               1,000,000          6.92
GFI                     Purchase             October 26, 1999               1,500,000          6.92
GFI                     Purchase             October 26, 1999                 207,000          6.92
GFI                     Purchase             October 26, 1999                  20,000          6.92
GFI                     Purchase             October 26, 1999                 183,000          6.92
GFI                     Purchase             October 26, 1999                   2,000          6.92
GFI                     Purchase             October 26, 1999                 588,000          6.92
GFI                     Purchase             October 26, 1999                 610,000          6.92
GFI                     Purchase             October 26, 1999                   2,000          6.92
GFI                     Purchase             October 26, 1999                  20,000          6.92
GFI                     Purchase             October 27, 1999                   4,000          7.08
GFI                     Purchase             October 27, 1999                  20,000          7.10
GFI                     Purchase             October 27, 1999                 400,000          7.10
GFI                     Purchase             October 27, 1999                  76,000          7.10
GFI                     Purchase             October 27, 1999                 324,000          7.10
GFI                     Purchase             October 28, 1999               1,293,000          7.40
GFI                     Purchase             October 28, 1999                 117,000          7.40
GFI                     Purchase             October 28, 1999                 817,000          7.40
GFI                     Purchase             October 28, 1999                 800,000          7.40
GFI                     Purchase             October 28, 1999                   7,000          7.36
GFI                     Purchase             October 28, 1999                  10,000          7.36
GFI                     Purchase             October 28, 1999                  48,000          7.36
GFI                     Purchase             October 28, 1999                 600,000          7.38
GFI                     Purchase             October 28, 1999                  17,000          7.38
GFI                     Purchase             October 29, 1999                   2,000          7.60
GFI                     Purchase             October 29, 1999                 922,000          7.72
GFI                     Purchase             October 29, 1999                  78,000          7.72
GFI                     Purchase             October 29, 1999                 922,000          7.72
GFI                     Purchase             November 3, 1999                  20,000          7.80
GFI                     Purchase             November 3, 1999                  80,000          7.80
GFI                     Purchase             November 3, 1999                  99,000          7.80
GFI                     Purchase             November 3, 1999                   1,000          7.80
GFI                     Purchase             November 3, 1999                  98,000          7.80
GFI                     Purchase             November 3, 1999                   2,000          7.80
GFI                     Purchase             November 3, 1999                  98,000          7.80
GFI                     Purchase             November 3, 1999                 300,000          7.80
GFI                     Purchase             November 3, 1999                 400,000          7.80
GFI                     Purchase             November 3, 1999                  60,000          7.80
GFI                     Purchase             November 3, 1999                   1,000          7.80
GFI                     Purchase             November 3, 1999                 141,000          7.78
GFI                     Purchase             November 3, 1999                 500,000          7.78
GFI                     Purchase             November 3, 1999                 600,000          7.78
GFI                     Purchase             November 3, 1999                 359,000          7.78
Telmex Trust            Purchase            November 17, 1999                 180,000          7.80
GFI                     Purchase            November 17, 1999                  60,000          7.80
GFI                     Purchase            November 17, 1999                  21,000          7.80
Telmex Trust            Purchase             December 2, 1999                   5,000          8.20
Telmex Trust            Purchase             December 2, 1999                  48,000          8.20
Telmex Trust            Purchase             December 2, 1999                  56,000          8.20
Telmex Trust            Purchase             December 2, 1999                  47,000          8.20
Telmex Trust            Purchase             December 3, 1999                   2,000          8.20
Telmex Trust            Purchase             December 3, 1999                   2,000          8.20
Telmex Trust            Purchase             December 3, 1999                   4,000          8.20
Telmex Trust            Purchase             December 3, 1999                   5,000          8.20
Telmex Trust            Purchase             December 6, 1999                  50,000          8.20
Telmex Trust            Purchase             December 6, 1999                  50,000          8.18
Telmex Trust            Purchase             December 7, 1999                  19,000          8.22
Telmex Trust            Purchase             December 7, 1999                   5,000          8.20
Telmex Trust            Purchase             December 7, 1999                  38,000          8.22
Telmex Trust            Purchase             December 7, 1999                  65,000          8.22
Telmex Trust            Purchase             December 7, 1999                   5,000          8.22
Telmex Trust            Purchase             December 7, 1999                  42,000          8.22
Telmex Trust            Purchase             December 7, 1999                  26,000          8.22
GFI                     Purchase            December 14, 1999                 100,000          7.70
GFI                     Purchase            December 14, 1999                 100,000          7.66
GFI                     Purchase            December 14, 1999                  50,000          7.60
GFI                     Purchase            December 14, 1999                  15,000          7.70
GFI                     Purchase            December 14, 1999                 135,000          7.70
GFI                     Purchase            December 14, 1999               1,557,000          7.70
GFI                     Purchase            December 15, 1999                 500,000          7.76
GFI                     Purchase            December 15, 1999               2,000,000          7.74
Telmex Trust            Purchase              January 3, 2000               2,400,000          8.00
Telmex Trust            Purchase              January 3, 2000                 100,000          8.02
Telmex Trust            Purchase              January 3, 2000               2,900,000          8.00
Telmex Trust            Purchase              January 3, 2000                  95,000          8.00
Telmex Trust            Purchase              January 3, 2000                   5,000          8.10
Telmex Trust            Purchase              January 3, 2000               3,200,000          8.10
GFI                     Sale                  January 3, 2000                 100,000          8.02
GFI                     Sale                  January 3, 2000               2,400,000          8.00
GFI                     Sale                  January 3, 2000               2,900,000          8.00
GFI                     Sale                  January 3, 2000               3,200,000          8.10
Telmex Trust            Purchase              January 4, 2000                 100,000          7.88
Telmex Trust            Purchase              January 4, 2000                  20,000          7.88
Telmex Trust            Purchase              January 4, 2000               4,380,000          7.90
GFI                     Sale                  January 4, 2000               4,380,000          7.90
Telmex Trust            Purchase              January 6, 2000                  20,000          7.40
Telmex Trust            Purchase              January 6, 2000                  15,000          7.40
Telmex Trust            Purchase              January 6, 2000                  25,000          7.58
Telmex Trust            Purchase              January 6, 2000                 175,000          7.58
Telmex Trust            Purchase              January 6, 2000                   3,000          7.58
Telmex Trust            Purchase              January 6, 2000                 100,000          7.58
Telmex Trust            Purchase              January 6, 2000                  93,000          7.58
Telmex Trust            Purchase              January 6, 2000               3,670,000          7.60
Telmex Trust            Purchase              January 6, 2000                 100,000          7.20
GFI                     Sale                  January 6, 2000               3,670,000          7.60
Telmex Trust            Purchase             January 11, 2000                   6,000          7.60
Telmex Trust            Purchase             January 11, 2000                 100,000          7.60
Telmex Trust            Purchase             January 11, 2000                   3,000          7.56
Telmex Trust            Purchase             January 11, 2000                  41,000          7.56
Telmex Trust            Purchase             January 11, 2000                  50,000          7.54
Telmex Trust            Purchase             January 11, 2000                  12,000          7.50
Telmex Trust            Purchase             January 11, 2000                  30,000          7.50
Telmex Trust            Purchase             January 11, 2000                  11,000          7.50
Telmex Trust            Purchase             January 11, 2000                   9,000          7.50
Telmex Trust            Purchase             January 12, 2000                 100,000          7.50
Telmex Trust            Purchase             January 12, 2000                 100,000          7.50
Telmex Trust            Purchase             January 12, 2000                 200,000          7.50
Telmex Trust            Purchase             January 12, 2000                  96,000          7.50
Telmex Trust            Purchase             January 12, 2000                 100,000          7.50
Telmex Trust            Purchase             January 12, 2000                  76,000          7.50
Telmex Trust            Purchase             January 12, 2000                   1,000          7.54
GFI                     Sale                 January 12, 2000                 396,000          7.50
Telmex Trust            Purchase             January 20, 2000                  30,000          7.70
Telmex Trust            Purchase             January 20, 2000                  70,000          7.70
Telmex Trust            Purchase             January 24, 2000                  13,000          7.38
Telmex Trust            Purchase             January 24, 2000                  12,000          7.38
Telmex Trust            Purchase             January 24, 2000                  25,000          7.38
Telmex Trust            Purchase             January 24, 2000                  50,000          7.36
Telmex Trust            Purchase             January 24, 2000                 100,000          7.30
Telmex Trust            Purchase             January 26, 2000                 100,000          7.20
Telmex Trust            Purchase             January 27, 2000               4,000,000          7.00
Telmex Trust            Purchase             February 3, 2000                 259,000          7.00
Telmex Trust            Purchase             February 3, 2000                   1,000          7.00
Telmex Trust            Sale                 February 3, 2000                   3,000          7.00
Telmex Trust            Purchase            February 10, 2000                 500,000          6.40
GFI                     Purchase            February 10, 2000                 300,000          6.40
GFI                     Purchase            February 10, 2000                 200,000          6.40
Telmex Trust            Purchase            February 16, 2000                 350,000          6.26
Telmex Trust            Purchase            February 16, 2000                 150,000          6.26
GFI                     Purchase            February 16, 2000                 100,000          6.26
GFI                     Purchase            February 16, 2000                  75,000          6.26
GFI                     Purchase            February 16, 2000                  50,000          6.26
GFI                     Purchase            February 16, 2000                  25,000          6.26
Telmex Trust            Purchase            February 18, 2000               1,000,000          6.30
Telnor Trust            Purchase            February 18, 2000                 175,000          6.30
Telnor Trust            Purchase            February 18, 2000                   7,000          6.30
GFI                     Purchase            February 18, 2000                 300,000          6.30
GFI                     Purchase            February 18, 2000                 196,000          6.30
GFI                     Purchase            February 18, 2000                   4,000          6.30
Telmex Trust            Purchase            February 22, 2000               1,200,000          6.20
GFI                     Purchase            February 22, 2000                 700,000          6.20
GFI                     Purchase            February 22, 2000                 350,000          6.20
Telmex Trust            Purchase                March 1, 2000               2,000,000          5.90
Telmex Trust            Purchase                March 1, 2000                  16,000          5.90
GFI                     Purchase                March 1, 2000               1,000,000          5.90
GFI                     Purchase                March 1, 2000                 500,000          5.90
Telmex Trust            Purchase                March 2, 2000                   1,000          6.14
Telmex Trust            Purchase                March 2, 2000               2,499,000          6.14
GFI                     Purchase                March 2, 2000               1,500,000          6.14
GFI                     Purchase                March 2, 2000                 781,000          6.14
Telmex Trust            Purchase                March 7, 2000                  10,000          6.58
Telmex Trust            Purchase                March 7, 2000                  20,000          6.50
Telmex Trust            Purchase                March 7, 2000                   5,000          6.50
Telmex Trust            Purchase                March 7, 2000                  15,000          6.50
Telmex Trust            Purchase                March 9, 2000                  50,000          7.40
Telmex Trust            Purchase                March 9, 2000                   4,000          7.30
Telmex Trust            Purchase               March 10, 2000                  50,000          7.34
Telmex Trust            Purchase               March 10, 2000                  50,000          7.30
Telmex Trust            Purchase               March 10, 2000                   1,000          7.20
Telmex Trust            Purchase               March 10, 2000                  61,000          7.20
Telmex Trust            Purchase               March 20, 2000                 200,000          7.70
Telmex Trust            Purchase               March 20, 2000                 100,000          7.60
Telnor Trust            Purchase               March 20, 2000                 260,000          7.70
GFI                     Purchase               March 20, 2000                 200,000          7.70
GFI                     Purchase               March 20, 2000                  56,910          7.70
GFI                     Purchase               March 20, 2000                  13,090          7.60
GFI                     Purchase               March 20, 2000                  51,910          7.60
GFI                     Purchase               March 20, 2000                  62,000          7.70
GFI                     Purchase               March 20, 2000                     150          7.70
GFI                     Purchase               March 20, 2000                     760          7.70
GFI                     Purchase               March 20, 2000                  37,090          7.70
GFI                     Purchase               March 20, 2000                  30,000          7.60
GFI                     Purchase               March 29, 2000                  70,000          7.00
GFI                     Purchase               March 29, 2000                 200,000          7.00
GFI                     Purchase               March 29, 2000                  20,000          7.00
GFI                     Purchase               March 29, 2000                  10,000          7.00
GFI                     Purchase               March 29, 2000                  46,000          7.00
GFI                     Purchase               March 29, 2000                  20,000          7.00
GFI                     Purchase               March 29, 2000                  80,000          7.00
GFI                     Purchase               March 31, 2000                   6,000          6.90
GFI                     Purchase               March 31, 2000                  44,000          6.90
GFI                     Purchase               March 31, 2000                  66,000          6.90
GFI                     Purchase               March 31, 2000                  84,000          6.90
GFI                     Purchase               March 31, 2000                  10,000          6.90
GFI                     Purchase               March 31, 2000                  38,000          6.90
GFI                     Purchase                April 6, 2000                 100,000          6.70
GFI                     Purchase                April 6, 2000                  50,000          6.70
Telmex Trust            Purchase               April 13, 2000              11,611,000          6.34
Telmex Trust            Purchase               April 13, 2000                     235          6.34
Telmex Trust            Sale                   April 13, 2000                  20,000          6.34
GFI                     Purchase               April 13, 2000               6,000,000          6.34
GFI                     Purchase               April 13, 2000               4,000,000          6.34
GFI                     Purchase               April 13, 2000              10,000,000          6.34
GFI                     Purchase                  May 5, 2000                  80,000          6.20
GFI                     Purchase                  May 5, 2000                  22,000          6.20
GFI                     Purchase                  May 5, 2000                  37,000          6.20
GFI                     Purchase                  May 5, 2000                   3,000          6.20
GFI                     Purchase                 May 15, 2000                   1,000          5.94
GFI                     Purchase                 May 16, 2000                 300,000          6.10
GFI                     Purchase                 May 16, 2000                 188,000          6.10
GFI                     Purchase                 May 17, 2000                  40,000          5.80
GFI                     Purchase                 May 17, 2000                   2,000          5.80
GFI                     Purchase                 May 17, 2000                   5,000          5.80
GFI                     Purchase                 May 17, 2000                   3,000          5.80
GFI                     Purchase                 May 17, 2000                  20,000          5.80
GFI                     Purchase                 May 17, 2000                  21,000          5.80
GFI                     Purchase                 May 17, 2000                  12,000          5.80
GFI                     Purchase                 May 19, 2000                  30,000          5.70
GFI                     Purchase                 May 19, 2000                  20,000          5.70
GFI                     Purchase                 May 22, 2000                  70,000          5.30
GFI                     Purchase                 May 22, 2000                  30,000          5.30
Telmex Trust            Purchase                July 27, 2000                 100,000          5.94
GFI                     Purchase                July 27, 2000                  70,000          5.94
GFI                     Purchase                July 27, 2000                  30,000          5.94
Telmex Trust            Purchase                July 28, 2000                 100,000          5.50
GFI                     Purchase                July 28, 2000                 150,000          5.50
GFI                     Purchase                July 28, 2000                 100,000          5.50
GFI                     Purchase                July 31, 2000                  30,000          5.00
GFI                     Purchase                July 31, 2000                  20,000          5.00
GFI                     Purchase               August 1, 2000               1,700,000          5.22
Telmex Trust            Purchase           September 27, 2000                 100,000          5.00
Telmex Trust            Purchase           September 27, 2000                 100,000          5.00
GFI                     Purchase           September 27, 2000                  20,000          5.00
GFI                     Purchase           September 27, 2000                  20,000          5.00
GFI                     Purchase           September 27, 2000                  20,000          5.00
GFI                     Purchase           September 27, 2000                  10,000          5.00
GFI                     Purchase           September 27, 2000                  10,000          5.00
GFI                     Purchase           September 27, 2000                  20,000          5.00
GFI                     Purchase            December 13, 2000              11,700,000          3.70
GFI                     Sale                December 13, 2000              11,700,000          3.70
GFI                     Purchase            December 28, 2000                  34,000          3.20
GFI                     Purchase              January 3, 2001                 200,000          3.20
GFI                     Purchase              January 3, 2001                  70,000          3.20
GFI                     Purchase              January 3, 2001                  50,000          3.20
GFI                     Purchase              January 3, 2001                 200,000          3.20
GFI                     Purchase              January 3, 2001                 100,000          3.20
GFI                     Purchase              January 3, 2001                  30,000          3.20
GFI                     Purchase              January 3, 2001                 100,000          3.20
GFI                     Purchase              January 3, 2001                  50,000          3.20
GFI                     Purchase              January 4, 2001                   8,000          3.20
GFI                     Purchase              January 4, 2001                   4,000          3.20
GFI                     Purchase              January 4, 2001                  36,000          3.20
GFI                     Purchase              January 4, 2001                  60,000          3.20
GFI                     Purchase              January 4, 2001                  30,000          3.20
GFI                     Purchase              January 4, 2001                  12,000          3.20
GFI                     Purchase              January 4, 2001                  15,000          3.20
GFI                     Purchase              January 4, 2001                  14,000          3.20
GFI                     Purchase              January 4, 2001                   5,000          3.20
GFI                     Purchase              January 4, 2001                   2,000          3.20
GFI                     Purchase              January 4, 2001                   8,000          3.20
GFI                     Purchase              January 4, 2001                   6,000          3.20
GFI                     Purchase              January 8, 2001                  20,000          3.10
GFI                     Purchase              January 8, 2001                  50,000          3.10
GFI                     Purchase             February 7, 2001                 233,700          3.40
Orient Star             Purchase             February 7, 2001               5,000,000          3.40
GFI                     Purchase             February 9, 2001                  80,000          3.70
GFI                     Purchase             February 9, 2001                  20,000          3.70
GFI                     Purchase            February 12, 2001                  99,900          3.70
GFI                     Purchase            February 12, 2001                     100          3.70
GFI                     Purchase            February 20, 2001                  23,000          4.20
GFI                     Purchase            February 20, 2001                  14,000          4.20
GFI                     Purchase                March 1, 2001                  45,000          3.80
GFI                     Purchase                March 1, 2001                   1,000          3.80
GFI                     Purchase                March 1, 2001                  20,000          3.80
GFI                     Purchase                March 1, 2001                 100,000          3.80
GFI                     Purchase                March 1, 2001                  80,000          3.80
GFI                     Purchase               March 12, 2001                  35,000          4.00
GFI                     Purchase               March 12, 2001                     500          4.00
GFI                     Purchase               March 12, 2001                  14,500          4.00
GFI                     Purchase               March 13, 2001                   5,000          4.00
GFI                     Purchase               March 13, 2001                  30,000          4.00
GFI                     Purchase               March 13, 2001                  10,000          4.00
GFI                     Purchase               March 13, 2001                   5,000          4.00
GFI                     Purchase               March 14, 2001                  50,000          4.00
Telmex Trust            Purchase               March 23, 2001                 500,000          3.92
GFI                     Purchase               March 23, 2001                 500,000          3.92
GFI                     Purchase               March 29, 2001                   4,900          3.80
GFI                     Purchase                April 2, 2001                  20,000          3.80
GFI                     Purchase                April 2, 2001                  50,000          3.80
GFI                     Purchase                April 5, 2001                 130,000          3.80
GFI                     Purchase                April 9, 2001                  10,000          3.70
GFI                     Purchase                April 9, 2001                  10,000          3.70
GFI                     Purchase                April 9, 2001                  20,000          3.70
GFI                     Purchase                April 9, 2001                  30,000          3.70
GFI                     Purchase                April 9, 2001                  30,000          3.70
GFI                     Purchase               April 10, 2001                  10,000          3.70
GFI                     Purchase               April 10, 2001                  12,000          3.70
GFI                     Purchase               April 10, 2001                  20,000          3.70
GFI                     Purchase               April 10, 2001                  28,000          3.70
GFI                     Purchase               April 10, 2001                  20,000          3.70
GFI                     Purchase               April 10, 2001                  10,000          3.70
GFI                     Purchase               April 10, 2001                  72,000          3.70
GFI                     Purchase               April 10, 2001                  78,000          3.70
GFI                     Purchase               April 10, 2001                  60,000          3.70
GFI                     Purchase               April 11, 2001                 100,000          3.70
GFI                     Purchase               April 16, 2001                  20,000          3.60
GFI                     Purchase               April 16, 2001                  80,000          3.60
GFI                     Purchase               April 16, 2001                  10,000          3.58
GFI                     Purchase               April 16, 2001                  90,000          3.58
GFI                     Purchase               April 17, 2001                   9,900          3.55
GFI                     Purchase               April 17, 2001                  20,000          3.60
GFI                     Purchase               April 17, 2001                  20,000          3.60
GFI                     Purchase               April 17, 2001                  50,000          3.60
GFI                     Purchase               April 17, 2001                     100          3.60
GFI                     Purchase               April 18, 2001                  40,000          3.60
GFI                     Purchase               April 18, 2001                  20,000          3.60
GFI                     Purchase               April 18, 2001                  40,000          3.60
GFI                     Purchase               April 20, 2001                 280,000          3.40
GFI                     Purchase               April 20, 2001                   9,700          3.40
GFI                     Purchase               April 20, 2001                  72,000          3.40
GFI                     Purchase               April 23, 2001                 100,000          3.40
GFI                     Purchase               April 25, 2001                 100,000          3.40
GFI                     Purchase               April 30, 2001                 196,000          3.60
GFI                     Purchase               April 30, 2001                   4,000          3.60
GFI                     Purchase               April 30, 2001                  80,200          3.60
GFI                     Purchase               April 30, 2001                 396,000          3.60
GFI                     Purchase               April 30, 2001                   4,000          3.60
GFI                     Purchase                 May 18, 2001                 150,000          3.60
GFI                     Purchase                 May 18, 2001                  70,000          3.60
GFI                     Purchase                 May 18, 2001                  50,000          3.60
GFI                     Purchase                 May 18, 2001                  30,000          3.60
GFI                     Purchase                 May 21, 2001                  12,000          3.60
GFI                     Purchase                 May 21, 2001                  20,000          3.60
GFI                     Purchase                 May 21, 2001                   2,000          3.60
GFI                     Purchase                 May 21, 2001                  10,000          3.60
GFI                     Purchase                 May 21, 2001                  10,000          3.60
GFI                     Purchase                 May 21, 2001                  16,000          3.60
GFI                     Purchase                 May 21, 2001                  30,000          3.60
GFI                     Purchase                 May 22, 2001                  20,000          3.50
GFI                     Purchase                 May 22, 2001                     200          3.50
GFI                     Purchase                 May 22, 2001                  20,000          3.50
GFI                     Purchase                 May 22, 2001                  10,000          3.50
GFI                     Purchase                 May 22, 2001                   2,000          3.50
GFI                     Purchase                 May 22, 2001                   2,000          3.50
GFI                     Purchase                 May 22, 2001                   4,000          3.50
GFI                     Purchase                 May 22, 2001                   2,000          3.50
GFI                     Purchase                 May 22, 2001                   2,000          3.50
GFI                     Purchase                 May 22, 2001                   7,800          3.50
GFI                     Purchase                 May 22, 2001                 700,000          3.50
GFI                     Purchase                 May 22, 2001                 600,000          3.50
GFI                     Purchase                 May 22, 2001                  12,200          3.50
GFI                     Purchase                 May 22, 2001                  10,000          3.50
GFI                     Purchase                 May 22, 2001                   6,000          3.50
GFI                     Purchase                 May 22, 2001                   1,800          3.50
GFI                     Purchase                 May 22, 2001                 562,900          3.50
GFI                     Purchase                 May 22, 2001                  50,000          3.50
GFI                     Purchase                 May 22, 2001                  52,000          3.50
GFI                     Purchase                 May 22, 2001                  28,000          3.50
GFI                     Purchase                 May 22, 2001                   7,000          3.50
GFI                     Purchase                 May 22, 2001                     100          3.50
GFI                     Purchase                 May 23, 2001                  60,000          3.50
GFI                     Purchase                 May 23, 2001                  10,000          3.50
GFI                     Purchase                 May 23, 2001                   8,000          3.50
GFI                     Purchase                 May 29, 2001               5,000,000          3.58
GFI                     Purchase                 May 29, 2001               4,705,000          3.58
GFI                     Purchase                 May 31, 2001                  50,000          3.60
GFI                     Purchase                 May 31, 2001               3,700,000          3.60
GFI                     Purchase                 May 31, 2001                  49,300          3.60
GFI                     Sale                     June 4, 2001                  50,000          3.60
GFI                     Sale                     June 4, 2001               3,700,000          3.60
GFI                     Sale                     June 4, 2001                  49,300          3.60
GFI                     Purchase                 June 6, 2001                  50,000          3.60
GFI                     Purchase                 June 6, 2001               3,700,000          3.60
GFI                     Purchase                 June 6, 2001                  49,300          3.60
GFI                     Purchase                July 12, 2001                  20,000          4.00
GFI                     Purchase                July 12, 2001                  20,000          4.00
GFI                     Purchase                July 12, 2001                  60,000          4.00
GFI                     Purchase                July 16, 2001                  30,000          4.15
GFI                     Purchase                July 16, 2001                  70,000          4.15
GFI                     Purchase                July 17, 2001                  50,000          4.15
GFI                     Purchase                July 17, 2001                  50,000          4.15
GFI                     Purchase                July 17, 2001                  50,000          4.15
GFI                     Purchase                July 17, 2001                  40,000          4.15
GFI                     Purchase                July 17, 2001                  10,000          4.15
GFI                     Purchase                July 17, 2001                  56,900          4.10
GFI                     Purchase                July 17, 2001                  40,000          4.10
GFI                     Purchase                July 17, 2001                   3,100          4.10
GFI                     Purchase                July 17, 2001                  46,900          4.10
GFI                     Purchase                July 17, 2001                  40,000          4.15
GFI                     Purchase                July 17, 2001                  13,100          4.15
GFI                     Purchase                July 18, 2001                  92,900          4.15
GFI                     Purchase                July 18, 2001                 100,000          4.15
GFI                     Purchase                July 18, 2001                   7,100          4.15
GFI                     Purchase                July 18, 2001                 142,900          4.15
GFI                     Purchase                July 18, 2001                  57,100          4.15
GFI                     Purchase                July 18, 2001                     600          4.13
GFI                     Purchase                July 18, 2001                  42,900          4.15
GFI                     Purchase                July 18, 2001                  56,500          4.15
GFI                     Purchase                July 19, 2001                  20,400          4.10
GFI                     Purchase                July 19, 2001                   3,700          4.10
GFI                     Purchase                July 19, 2001                   3,700          4.10
GFI                     Purchase                July 19, 2001                  33,300          4.10
GFI                     Purchase                July 19, 2001                  30,000          4.10
GFI                     Purchase                July 19, 2001                   7,300          4.10
GFI                     Purchase                July 23, 2001                  20,000          4.10
GFI                     Purchase                July 23, 2001                  10,000          4.10
GFI                     Purchase                July 23, 2001                  10,000          4.10
GFI                     Purchase                July 24, 2001                     300          4.10
GFI                     Purchase                July 24, 2001                  20,000          4.10
GFI                     Purchase                July 24, 2001                  20,000          4.10
GFI                     Purchase                July 24, 2001                  20,000          4.10
GFI                     Purchase                July 24, 2001                  10,000          4.10
GFI                     Purchase                July 24, 2001                  20,000          4.10
GFI                     Purchase                July 25, 2001                     300          4.10
GFI                     Purchase                July 25, 2001                     100          4.10
GFI                     Purchase                July 25, 2001                     100          4.10
GFI                     Purchase                July 25, 2001                     100          4.10
GFI                     Purchase                July 26, 2001                 100,000          4.10
GFI                     Purchase                July 26, 2001                  70,000          4.20
GFI                     Purchase                July 26, 2001                  50,000          4.10
GFI                     Purchase                July 27, 2001                   4,300          4.20
GFI                     Purchase                July 30, 2001                 150,000          4.20
GFI                     Purchase                July 30, 2001                     600          4.15
GFI                     Purchase                July 30, 2001                  50,000          4.20
GFI                     Purchase                July 31, 2001                 130,000          4.20
GFI                     Purchase                July 31, 2001                 200,000          4.20
GFI                     Purchase               August 2, 2001                 150,000          4.45
GFI                     Purchase               August 2, 2001                  22,600          4.45
GFI                     Purchase               August 8, 2001                  40,000          4.55
GFI                     Purchase               August 8, 2001                  18,000          4.55
Telmex Trust            Purchase               August 9, 2001                 115,500          4.70
Telmex Trust            Purchase               August 9, 2001                 184,500          4.80
GFI                     Purchase               August 9, 2001                  65,500          4.70
GFI                     Purchase               August 9, 2001                  84,500          4.70
GFI                     Purchase               August 9, 2001                  15,500          4.80
GFI                     Purchase               August 9, 2001                  84,500          4.80
GFI                     Purchase               August 9, 2001                  50,000          4.80
GFI                     Purchase               August 9, 2001                  15,500          4.80
GFI                     Purchase               August 9, 2001                   4,000          4.70
GFI                     Purchase               August 9, 2001                  96,000          4.70
GFI                     Purchase               August 9, 2001                  50,000          4.80
GFI                     Purchase              August 16, 2001                   5,000          4.80
GFI                     Purchase              August 17, 2001                 200,000          4.80
GFI                     Purchase              August 20, 2001               1,322,600          4.70
GFI                     Purchase              August 20, 2001                 177,400          4.70
GFI                     Purchase              August 20, 2001                 500,000          4.70
GFI                     Purchase              August 20, 2001                 100,000          4.70
GFI                     Purchase              August 20, 2001               1,500,000          4.70
GFI                     Purchase              August 20, 2001               1,422,600          4.70
GFI                     Purchase              August 23, 2001                  39,600          4.70
GFI                     Purchase              August 23, 2001                  20,000          4.70
GFI                     Purchase              August 23, 2001                  40,000          4.70
GFI                     Purchase              August 23, 2001                     400          4.70
GFI                     Purchase              August 31, 2001                   5,000          4.70
GFI                     Purchase            September 4, 2001                     100          4.70
GFI                     Purchase            September 4, 2001                 199,900          4.70
GFI                     Purchase            September 4, 2001                 100,100          4.70
GFI                     Purchase           September 17, 2001                 200,000          4.40
GFI                     Purchase           September 18, 2001                 200,000          4.20
GFI                     Purchase           September 18, 2001                 130,300          4.20
GFI                     Purchase           September 18, 2001                  11,900          4.20
GFI                     Purchase           September 19, 2001                  92,100          4.10
GFI                     Purchase           September 19, 2001                   6,000          4.10
GFI                     Purchase           September 20, 2001                   3,600          4.20
GFI                     Purchase           September 21, 2001                   4,200          4.20
GFI                     Purchase           September 21, 2001                   7,700          4.12
GFI                     Purchase           September 24, 2001                 100,000          4.10
GFI                     Purchase             November 8, 2001                 616,000          3.35
GFI                     Purchase             November 8, 2001                  19,800          3.30
GFI                     Purchase             November 8, 2001                   1,700          3.30
GFI                     Purchase            November 14, 2001                 240,000          3.40
GFI                     Purchase            November 14, 2001                  10,000          3.40
GFI                     Purchase            November 29, 2001                 288,000          3.40
GFI                     Purchase            November 30, 2001                   4,000          3.40
GFI                     Purchase            December 11, 2001                  36,400          4.15
GFI                     Purchase            December 11, 2001                  63,600          4.30
GFI                     Purchase            December 13, 2001                 100,000          4.20
GFI                     Purchase            December 14, 2001                 100,000          4.12
GFI                     Purchase            December 26, 2001                 103,900          4.40
GFI                     Purchase            December 26, 2001                  10,000          4.40
GFI                     Purchase            December 26, 2001                  24,000          4.40
GFI                     Purchase            December 26, 2001                  12,100          4.40
GFI                     Purchase            December 26, 2001                     300          4.40
GFI                     Purchase               March 25, 2002               2,400,000          4.90
GFI                     Purchase               March 25, 2002               1,890,000          4.90
GFI                     Sale                   March 25, 2002               2,400,000          4.90
GFI                     Sale                   March 25, 2002                  10,000          4.90
GFI                     Sale                   March 25, 2002               1,890,000          4.90
GFI                     Purchase               March 26, 2002               3,719,100          5.00
GFI                     Purchase               March 26, 2002                   5,000          5.09
GFI                     Purchase               March 26, 2002               2,295,000          5.10
GFI                     Purchase               March 26, 2002                  70,000          5.17
GFI                     Purchase               March 26, 2002               1,330,000          5.18
GFI                     Sale                   March 26, 2002                  80,900          5.00
GFI                     Sale                   March 26, 2002               3,719,100          5.00
GFI                     Sale                   March 26, 2002               2,295,000          5.10
GFI                     Sale                   March 26, 2002               1,330,000          5.18
GFI                     Purchase               March 27, 2002               1,900,000          5.18
GFI                     Purchase               March 27, 2002                 132,500          5.17
GFI                     Purchase               March 27, 2002               2,517,500          5.18
GFI                     Sale                   March 27, 2002               1,900,000          5.18
GFI                     Sale                   March 27, 2002               2,517,500          5.18
Telmex Trust            Purchase              October 9, 2002                   1,000          4.00
Telmex Trust            Purchase             October 16, 2002                   5,000          4.00
Telmex Trust            Purchase             October 16, 2002                   1,000          4.00
Telmex Trust            Purchase             October 16, 2002                  22,400          4.00
Telmex Trust            Purchase             October 16, 2002                   4,000          4.00
Telmex Trust            Purchase             October 16, 2002                  20,000          4.00
Telmex Trust            Purchase             October 16, 2002                   3,500          4.00
Telmex Trust            Purchase             October 16, 2002                  44,100          4.00
Telmex Trust            Purchase             October 17, 2002                  10,000          4.00
Telmex Trust            Purchase             October 22, 2002                  18,000          4.00
Telmex Trust            Purchase             October 22, 2002                  74,000          4.00
Telmex Trust            Purchase             October 22, 2002                   8,000          4.00
Telmex Trust            Purchase             October 24, 2002                   1,000          3.80
Telmex Trust            Purchase             October 24, 2002                  93,300          3.80
Telmex Trust            Purchase             October 30, 2002                 750,000          3.80
Telmex Trust            Purchase             October 30, 2002                   3,600          3.80
GFI                     Sale                November 29, 2002                 100,000          3.36
GFI                     Sale                November 29, 2002              29,388,900          3.35
GFI                     Purchase            November 29, 2002              29,388,900          3.35
GFI                     Purchase            November 29, 2002                 100,000          3.36
GFI                     Purchase             January 20, 2003                  50,000          3.30
GFI                     Purchase             January 20, 2003                  50,000          3.30
GFI                     Purchase             January 20, 2003                  10,000          3.30
GFI                     Purchase             January 20, 2003                  40,000          3.30
GFI                     Purchase             January 21, 2003                  50,000          3.30
GFI                     Purchase             January 21, 2003                  50,000          3.30
GFI                     Purchase             January 21, 2003                  50,000          3.30
GFI                     Purchase             January 21, 2003                  50,000          3.30
GFI                     Purchase             January 21, 2003                  50,000          3.30
GFI                     Purchase             January 21, 2003                  50,000          3.30
GFI                     Purchase             January 22, 2003                  50,000          3.30
GFI                     Purchase             January 22, 2003                  50,000          3.30
GFI                     Purchase             January 22, 2003                  50,000          3.30
GFI                     Purchase             January 24, 2003                 100,000          3.20
Telmex Trust            Purchase               April 28, 2003                  10,900          3.79
